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ABBOT LABORATORIES
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(UNAUDITED)
(DOLLARS IN MILLIONS EXCEPT RATIOS)
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                                                                          2001         2000         1999         1998         1997
                                                                      --------------------------------------------------------------

NET EARNINGS                                                            $ 1,550      $ 2,786      $ 2,446      $ 2,334      $ 2,079
ADD (DEDUCT):
     Income Taxes                                                           333        1,030          951          908          856
     Capitalized interest cost, net of amortization                          (6)          (3)          (1)           1           (1)
     Minority interest                                                       17            8            8            7           11
                                                                      --------------------------------------------------------------

NET EARNINGS AS ADJUSTED                                                $ 1,894      $ 3,821      $ 3,404      $ 3,250      $ 2,945

FIXED CHARGES:
     Interest on long-term and short-term debt                              307          114          145          160          135
     Capitalized interest cost                                               22           18           13           14           14
     Rental expense representative of an interest factor                     50           48           44           40           29
                                                                      --------------------------------------------------------------

TOTAL FIXED CHARGES                                                         379          180          202          214          178
                                                                      --------------------------------------------------------------

TOTAL ADJUSTED EARNINGS AVAILABLE FOR PAYMENT OF FIXED CHARGES          $ 2,273      $ 4,001      $ 3,606      $ 3,464      $ 3,123
                                                                      ==============================================================

RATIO OF EARNINGS TO FIXED CHARGES                                          6.0         22.2         17.9         16.2         17.5
                                                                      ==============================================================
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Note:
      For the purpose of calculating this ratio, (i) earnings have been calculated by adjusting net earnings for taxes on
      earnings; interest expense; capitalized interest cost, net of amortization; minority interest; and the portion of rentals representative of the interest factor, (ii) Abbott considers one-third of rental expense to be the amount representing
      return on capital, and (iii) fixed charges comprise total
      interest expense, including capitalized interest and such
      portion of rentals.